Exhibit 99.1

The Knot Reports Fourth Quarter and Full Year 2010 Financial Results

Advertising Growth Continues With National Online Up 23% in the Fourth Quarter and 17% for the Full Year

Conference Call Today at 4:30 p.m. ET, Dial-In (866) 430-3457 (ID# 41337811)

NEW YORK--(BUSINESS WIRE)--February 10, 2011--The Knot, Inc. (NASDAQ: KNOT, www.theknot.com), the premier media company devoted to weddings, nesting and babies, today reported financial results for the fourth quarter and full year ended December 31, 2010.

Fourth Quarter and 2010 Summary Results

Total revenue for the quarter was $27.5 million, up 10% from $25.1 million in the fourth quarter of 2009. The results were led by online advertising, which showed strength in the fourth quarter of 2010 compared with last year, with national advertising up 23% and local advertising up 4%. The solid gains in online advertising were boosted by expected gains in publishing, which was up significantly year over year due to increased revenue from the additional issues of The Knot national magazine. These gains more than offset the anticipated declines in registry services and merchandise revenue, which were primarily the result of the change in the Macy’s relationship announced last January. The strong gains in the fourth quarter led to $112.9 million in revenue for the year ended 2010, a 6% increase over the prior year.

For the quarter ended December 31, 2010, the Company’s operating income was $2.7 million, compared with operating income of $1.7 million in the fourth quarter of 2009, excluding the $10.7 million intangible asset impairment charge recorded in 2009. There were no impairment charges in 2010.

For the quarter ended December 31, 2010, the Company’s net income was $1.5 million, or $0.05 per basic and $0.04 per diluted share, compared with a net loss of $6.0 million, or $0.19 per basic and diluted share, in the fourth quarter of 2009, which includes the $10.7 million intangible asset impairment charge.

The Company’s balance sheet reflects cash and cash equivalents of $139.6 million and no debt.

“We are beginning to harvest the fruits from two years of platform and infrastructure investments with sales momentum building in our most attractive businesses: national and local online advertising,” said Chief Executive Officer David Liu. “New products, tools and applications developed over the last 12 months have yielded critical acclaim and praise from our advertisers as well as our toughest critics, our bride members, with membership acquisition up by 18% in January 2011 compared with January 2010 despite a decline in traffic due to our changed registry relationship with Macy’s.”

Recent Developments

  National online advertising strengthened in 2010, fueled by demand for all three lifestage brands in several categories, including retail, travel and consumer packaged goods. For 2011 to date, nine of the Company’s top 10 advertisers have renewed advertising contracts at levels at or above 2010, and the national salesforce is selling larger multiplatform, multimillion-dollar advertising programs to its national advertisers.
  The local sales team built on sales momentum reported during the Company’s third quarter earnings call, booking a record month in December. The Knot ended the fourth quarter with over 17,500 local vendors, a churn rate down to 34% compared with 36% at the end of September, and a slight increase in average revenue per vendor compared with the third quarter.
  The WeddingChannel.com Reviews platform continues to generate fresh reviews from brides, with over 175,000 reviews of more than 100,000 wedding vendors across the U.S. This provides a useful service to the Company’s bridal audience as well as a lead- generation tool for local sales representatives.
  The WeddingChannel.com Deals platform has now been launched in 33 additional markets, for a total of 40. The Company is expanding its relationships with wedding-related vendors, while also providing compelling offers for its online audience of brides.
  The registry business continues to enhance its retail partner relationships, recently extending the existing agreement with Bed Bath & Beyond for several more years and adding JCPenney to the Gift Registry 360 universal registry platform in December. As Gift Registry 360 transitions from the beta stage, the Company expects to add additional retail partners. In December, the Company released the Gift Registry 360 iPhone application, with initial sponsorship by Cuisinart. This application enables brides to scan bar codes and add products from anywhere.
  In November, the Company officially launched Ai Jie (ijie.com). The website provides Western inspiration and local resources for weddings in China. With the launch of the website, the Company is positioning itself to become the authority on Western-style weddings in China, a market with approximately 10 million weddings per year (almost five times the 2.2 million weddings per year in the U.S.).

Fourth Quarter and Full Year 2010 Financial Highlights

“National online revenue grew over 20% in the fourth quarter, and local online’s key operating metrics of vendor growth, churn and average revenue per vendor are all building momentum. With the improving economy and the anniversary of the Macy’s transition in the first quarter, the Company is poised for improving growth in 2011,” said Chief Financial Officer John Mueller.

  For the full year ended December 31, 2010, The Knot reported net revenue of $112.9 million, a 6% increase over net revenue of $106.4 million in 2009. Net income for the full year ended December 31, 2010, was $3.7 million, or $0.11 per basic and diluted share, as compared with a net loss of $4.9 million, or $0.15 per basic and diluted share, for the full year ended December 31, 2009.
  National online revenue was $7.1 million and $24.6 million for the three and 12 months ended December 31, 2010, respectively, growing 23% and 17% over the $5.8 million and $21.0 million in revenue recorded for the corresponding periods in 2009.
  Local online revenue was $9.2 million and $35.9 million for the three and 12 months ended December 31, 2010, respectively, compared with $8.8 million and $34.7 million for the corresponding periods in 2009.
  Merchandise revenue from the sale of wedding supplies was $3.8 million and $26.2 million for the three and 12 months ended December 31, 2010, respectively, compared with $3.9 million and $24.7 million for the corresponding periods in 2009. The e-commerce acquisition completed in May 2009 accounted for approximately $2.3 million in revenue growth during the first four months of 2010.
  Gross profit margins approximated 83% and 79% for the three and 12 months ended December 31, 2010, compared with 83% and 80% for the corresponding periods in 2009.
  Operating expense was $20.0 million and $83.0 million for the three and 12 months ended December 31, 2010, respectively, compared with $19.0 million and $80.7 million for the corresponding periods in 2009 (excluding the $10.7 million impairment charge recorded in the fourth quarter of 2009).
  Stock-based compensation expense was $902,000 and $4.0 million for the three and 12 months ended December 31, 2010, respectively, compared with $1.0 million and $4.2 million for the corresponding periods in 2009.
  Net cash provided by operating activities was $11.1 million for the 12 months ended December 31, 2010, while capital expenditures amounted to $2.9 million for the same period.

Conference Call and Replay Information

The Knot will host a conference call with investors at 4:30 p.m. ET on Thursday, February 10, 2011, to discuss its fourth quarter and full year 2010 financial results. Participants should dial (866) 430-3457, Reference #41337811 at least 10 minutes before the call is scheduled to begin. Participants can also access the live broadcast over the Internet on the Investor Relations section of the Company’s website, accessible at www.theknot.com/investor-relations. To access the webcast, participants should visit The Knot website at least 15 minutes prior to the conference call in order to download or install any necessary audio software.

A replay of the webcast will also be archived on the Company’s website approximately two hours after the conference call ends. A replay of the call will be available at (800) 642-1687, conference ID #41337811.

About The Knot, Inc.

The Knot, Inc. (NASDAQ: KNOT; www.theknot.com), is the premier media company devoted to weddings, pregnancy, and everything in between, providing young women with the trusted information, products and advice they need to guide them through the most transformative events of their lives. Our family of premium brands began with the industry’s #1 wedding brand, The Knot, and has grown to include WeddingChannel.com, The Nest and The Bump. Our groundbreaking community platforms and incomparable content have ignited passionate communities across the country. The Knot, Inc. is recognized by the industry for being innovative in all media -- from the web to social media and mobile, to magazines and books, television and video. For our advertisers and partners, The Knot, Inc. offers the consummate opportunity to connect with our devoted communities as they make the most important decisions of their lives. Founded in 1996, The Knot, Inc. is made up of four major revenue categories: online sponsorship and advertising, registry services, merchandise and publishing. The company is publicly listed on NASDAQ (KNOT) and is headquartered in New York City.

This release may contain projections or other forward-looking statements regarding future events or our future financial performance. These statements are only predictions and reflect our current beliefs and expectations. Actual events or results may differ materially from those contained in the projections or forward-looking statements. It is routine for internal projections and expectations to change as the quarter progresses, and therefore it should be clearly understood that the internal projections and beliefs upon which we base our expectations may change prior to the end of the quarter. Although these expectations may change, we will not necessarily inform you if they do. Our policy is to provide expectations not more than once per quarter, and not to update that information until the next quarter. Some of the factors that could cause actual results to differ materially from the forward-looking statements contained herein include, without limitation, (i) our online wedding-related and other websites may fail to generate sufficient revenue to survive over the long term, (ii) our history of losses, (iii) inability to adjust spending quickly enough to offset any unexpected revenue shortfall, (iv) delays or cancellations in spending by our advertisers and sponsors, (v) the significant fluctuation to which our quarterly revenue and operating results are subject, (vi) the seasonality of the wedding industry, (vii) our expectation of a decline in WeddingChannel.com membership and traffic to the WeddingChannel.com online shop as a result of the termination of the old Macy’s registry services agreement, (viii) the dependence of the WeddingChannel.com registry services business on third parties, and (ix) other factors detailed in documents we file from time to time with the Securities and Exchange Commission. Forward-looking statements in this release are made pursuant to the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

The Knot, Inc.
Consolidated Statements of Operations
(in thousands, except share and per share amounts)

	Three Months Ended
	December 31,
	2010	2009
	(Unaudited)	(Unaudited)
Net revenue:
Online sponsorship and advertising	$16,295	$14,568
Registry services	875	1,875
Merchandise	3,804	3,937
Publishing and other	6,555	4,675
Total net revenue	27,529	25,055

Cost of revenue	4,781	4,305

Gross profit	22,748	20,750

Operating expenses:
Product and content development	6,036	5,272
Sales and marketing	9,163	7,485
General and administrative	3,542	4,087
Long-lived asset impairment charges	-	10,702
Depreciation and amortization	1,265	2,178
Total operating expenses	20,006	29,724

Income (loss) from operations	2,742	(8,974)

Loss in equity interest	(82)	(61)
Interest and other income, net	97	63

Income (loss) before income taxes	2,757	(8,972)
	1,243	(2,924)
Provision (benefit) for income taxes

Net income (loss)	$1,514	$(6,048)

Basic earnings (loss) per share	$0.05	$(0.19)
Diluted earnings (loss) per share	$0.04	$(0.19)

Weighted average number of common shares outstanding:
Basic	33,153,994	32,227,365
Diluted	33,906,405	32,227,365

The Knot, Inc.
Consolidated Statements of Operations
(in thousands, except share and per share amounts)

	Twelve Months Ended
	December 31,
	2010	2009
	(Unaudited)	(Audited)
Net revenue:
Online sponsorship and advertising	$60,441	$55,731
Registry services	6,727	10,018
Merchandise	26,246	24,674
Publishing and other	19,467	15,993
Total net revenue	112,881	106,416

Cost of revenue	23,184	21,618

Gross profit	89,697	84,798

Operating expenses:
Product and content development	22,812	20,516
Sales and marketing	35,489	31,260
General and administrative	19,518	19,095
Long-lived asset impairment charges	-	10,702
Depreciation and amortization	5,212	9,847
Total operating expenses	83,031	91,420

Income (loss) from operations	6,666	(6,622)

Loss in equity interest	(357)	(81)
Interest and other income, net	203	676

Income (loss) before income taxes	6,512	(6,027)
	2,858	(1,153)
Provision (benefit) for income taxes

Net income (loss)	$3,654	$(4,874)

Basic earnings (loss) per share	$0.11	$(0.15)
Diluted earnings (loss) per share	$0.11	$(0.15)

Weighted average number of common shares outstanding:
Basic	32,767,533	32,092,219
Diluted	33,659,958	32,092,219

The Knot, Inc.
Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2010	2009
	(Unaudited)	(Audited)

Current assets:
Cash and cash equivalents	$139,586	$94,993
Short-term investments	-	36,498
Accounts receivable, net	10,421	8,704
Accounts receivable from affiliate	798	444
Inventories	3,735	2,708
Deferred production and marketing costs	1,059	685
Deferred tax assets, current portion	2,661	2,441
Other current assets	5,267	2,948
Total current assets	163,527	149,421

Property and equipment, net	5,642	6,148
Intangible assets, net	8,609	10,341
Goodwill	37,750	37,757
Deferred tax assets	18,775	20,588
Other assets	936	620
Total assets	$235,239	$224,875

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$10,389	$8,861
Deferred revenue	11,291	10,190
Total current liabilities	21,680	19,051
Deferred tax liabilities	3,088	3,504
Other liabilities	95	214
Total liabilities	24,863	22,769

Stockholders’ equity:
Common stock	343	337
Additional paid-in-capital	214,050	209,440
Accumulated deficit	(4,017)	(7,671)
Total stockholders’ equity	210,376	202,106
Total liabilities and stockholders’ equity	$235,239	$224,875

CONTACT:
The Knot, Inc.
Malindi Davies, 212-219-8555 x1322
Investor Relations Manager
IR@theknot.com